UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2008 (December 22, 2008)

Owens & Minor, Inc.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation	1-9810 (Commission File Number)	54-1701843 (IRS Employer Identification No.)

9120 Lockwood Blvd., Mechanicsville, Virginia (Address of principal executive offices)	23116 (Zip Code)

Registrant’s telephone number, including area code     (804) 723-7000

Not applicable

(former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

As described in Item 8.01 below, on December 22, 2008, Owens & Minor, Inc. (the “Company”) entered into a definitive agreement to sell certain assets of its Florida-based, direct-to-consumer diabetes supply business (the “DTC Business”). In connection with this sale, the Company intends to exit the DTC Business, dispose of certain remaining assets of the DTC Business and terminate substantially all of the employees of the DTC Business. The sale of the DTC Business assets is expected to close in early January 2009 after which the Company will pursue collection of outstanding accounts receivable and otherwise wind down its operation of the DTC Business during 2009.

The Company expects to be able to reasonably estimate the total amount or range of amounts anticipated to be incurred in connection with its exit from the DTC Business at the time it releases its year-end financial results in early February 2009.

Item 8.01.	Other Events.

On December 22, 2008, the Company entered into a definitive agreement to sell certain assets of its direct-to-consumer diabetes supply business as more fully described in the press release furnished hereunder and attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release Issued by the Company on December 29, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: December 30, 2008	By:	/s/Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release Issued by the Company on December 29, 2008.